NORTH CAPITAL

CUSTODY AGREEMENT

For Uncertificated Securities

This Custody Agreement (this “Agreement”), effective as of the effective date set forth on the signature page hereto (“Effective Date”), is entered into by and between (i) the issuer as set forth on the signature page hereto, a series limited liability company (“Master LLC”), and each individual series registered under Master LLC as set forth on the signature page hereto or as may be joined to this Agreement from time to time by joinder agreement (each, a “Series”, and collectively with Master LLC, “Issuer”), and (ii) North Capital Private Securities Corporation, a Delaware corporation (“Custodian”, together with Issuer, the “Parties”, and each, a “Party”).

The following Exhibits and Joinder Agreement form are incorporated by reference into and made a part of this Agreement:

Exhibit A – Description of Offering and Securities

Exhibit B – Custody Services and Issuer Deliverables

Exhibit C – Officer’s Certificate

Exhibit D – Transfer Agent No Lien Letter

Exhibit E – Certificate of Authorized Persons

Exhibit F – Compensation and Expenses

Exhibit G – Specific Due Diligence Items

Joinder Agreement

Recitals

A.Custodian is a broker-dealer registered with the U.S. Securities and Exchange Commission (“SEC”) and a member of the Financial Industry Regulatory Authority, Inc. (“FINRA”) and meets the qualifications required by Rule 15c3-3 of the U.S. Securities Exchange Act of 1934, as amended (“Exchange Act”), to act as custodian of the securities issued from time to time by a Series to investors in Issuer’s offerings of securities as described on Exhibit A (including securities issued or issuable upon exercise or conversion thereof, or in connection with any stock split, stock dividend, recapitalization or the like, collectively, the “Securities”).

B.Issuer wishes Custodian to provide custody services with respect to the Securities and Custodian has indicated its willingness to so act in such capacity as set forth in, and subject to the terms and conditions of, this Agreement.

In consideration of the mutual representations, warranties and covenants contained in this Agreement, the Parties, intending to incorporate the foregoing Recitals into this Agreement and to be legally bound, agree as follows:

Agreement

1.Custody Services.

1.1.Issuer hereby appoints Custodian as custodian of the Securities and cash as and when delivered to Custodian by Issuer to be held pursuant to this Agreement during the Term (as defined below), and Custodian accepts such appointment, and to provide the custody services set forth on Exhibit B (the “Services”). Issuer authorizes Custodian to hold the Securities in registered form and cash in its name or the name of its nominees beneficially on Issuer’s behalf and on behalf of investors. Issuer agrees that Custodian will be the exclusive provider of custody services for the Securities.

1.2.With respect to each offering of the Securities, Issuer has provided, or will provide prior to commencement of such offering, Custodian with a copy of its documentation related to the Securities, including, but not limited to, its formation documents, statement of good standing, resolutions related to the offering or other issuance of the Securities and appointment of Custodian, and the offering materials. Issuer or its agent will provide a ledger listing all subscribers to such offering and their respective interests in the Securities issued in such offering on a by Master LLC and Series basis (the “Investor Ledger”). Issuer shall provide Custodian and all beneficial owners through Custodian a copy of all amendments, supplements and modifications to such documents within five business days of completion of the respective amendment, supplement or modification.

1.3.Subject to Section 2, Issuer and its transfer agent (“Transfer Agent”) will record the title to the Securities in the name of Custodian and Custodian solely holds the Securities as custodian for the benefit of investor account holders of Accounts (as defined below) as indicated in the relevant Investor Ledger (“Investors”). As of the Effective Date, upon any change in the Investor Ledger and at any time upon Custodian’s request, in support of Issuer as serving as a good control location for the Securities pursuant to paragraph (c)(7) of Rule 15c3-3 of the Exchange Act, Issuer shall promptly (a) provide Custodian with an Officer’s Certificate in the form attached hereto as Exhibit C and (b) cause Transfer Agent to promptly provide Custodian with a no lien letter in the form attached hereto as Exhibit D (or such other form as mutually agreed by Custodian and Transfer Agent); provided that, in lieu of the delivery of a replacement Officer’s Certificate, Issuer and Transfer Agent may deliver files corresponding to the Investor Ledger in such form and method as agreed to by the Parties; however, notwithstanding, each such submission of such information in the Investor Ledger to Custodian via such form and method shall be deemed to be a submission of a replacement Officer’s Certificate and confirmation of the certifications therein on which NCPS has the right to rely.

1.4.Securities that Custodian may accept as custodian in accordance with this Agreement shall be in uncertificated book-entry form. Custodian shall not be obliged to accept any Securities remitted pursuant to this Agreement if they are not good for delivery or have a defect in title. Securities may be re-presented to Custodian for Custodian’s acceptance after all defects have been corrected to the satisfaction of Custodian.

2.Establishment of Accounts.

2.1.Subject to the terms and conditions of Custodian’s fully-executed customer account opening process, Custodian will open and maintain a separate account in the name of each beneficial owner named on the relevant Investor Ledger for the Securities and cash beneficially owned by such beneficial owner (the “Account”); provided that Issuer agrees that Custodian cannot open the Account unless and until Custodian verifies Issuer’s and Custodian’s account holders’ identity in accordance with Custodian’s requirements in Section 29 below; provided further that if Custodian requests additional documentation needed to verify an Investor, Custodian may place trading restrictions on such Account until Custodian has received the requested additional documentation and verified the Investor. Absent separate agreement between Custodian and an Account holder, Accounts will be restricted to only trading activities in the Securities. Applications, agreements and forms executed by Investors in Custodian’s customer account opening process do not convey any rights to Issuer.

2.2.Subject to the terms and conditions of this Agreement, Custodian may open and maintain a separate Account in the name of Issuer for all Securities received from or for an Investor Account. Any entry or action in respect of such Account shall be made only in accordance with instructions to Custodian given by Issuer or an Authorized Person (as defined below) as set forth in Section 3.1.

2.3.References to “Account” in this Agreement shall include references to the Issuer Account and the Investor Accounts, as applicable.

3.Instructions.

3.1.All instructions from Issuer shall be in writing from an Authorized Person, such instructions to continue in force and effect until changed by subsequent instructions. For purposes of this Agreement, an “Authorized Person” means any person designated by Issuer to give instructions on behalf of Issuer as set forth in a certificate in similar form as set forth on Exhibit E, as the same may be revised from time to time. Pending receipt of written instructions, Custodian may in its sole and absolute discretion at any time accept oral or electronically transmitted instructions from Issuer; provided Custodian believes in good faith that such instructions are genuine. If oral instructions are received by Custodian, Issuer shall promptly confirm such instructions in writing. Pursuant to Section 13 Issuer shall release, indemnify, defend and hold Custodian harmless, and Custodian shall be without liability, for any Losses (as defined below) with respect to the failure of Issuer to send confirmation in writing or electronically, the failure of such confirmation to conform to the oral instructions received or Custodian’s failure to produce such confirmation at any subsequent time.

3.2.Custodian may assume that any instructions received hereunder, written (including electronic) or oral, are consistent with Issuer’s organizational documents and any vote, resolution or proceeding of Issuer’s board of directors or Issuer’s stockholders (or similar authorities), unless and until Custodian receives instructions in writing to the contrary.

3.3.Pursuant to Section 13 Issuer shall release, indemnify, defend and hold Custodian harmless, and Custodian shall be without liability, for any action Custodian takes or does not take in reliance upon directions or advice or oral instructions or written instructions Custodian receives from or on behalf of Issuer, (or from counsel and that Custodian believes in good faith to be consistent with those directions or advice or oral instructions or written instructions). Nothing in this Agreement shall be construed so as to impose an obligation upon Custodian: (a) to seek such directions or advice or oral instructions or written instructions; or (b) to act in accordance with such directions or advice or oral instructions or written instructions. In all cases, subject to Section 20.6, Custodian’s liability under this Agreement shall be limited to the resulting direct loss, if any, incurred by Issuer.

4.Corporate Actions and Materials.

4.1.Custodian has no responsibility to respond or otherwise act with respect to any notice unless and until Custodian has received timely and appropriate instructions from Issuer. Issuer is responsible to ensure all required documentation is available to Custodian as required under the terms of the offering of the Securities or by legal jurisdiction in order for Custodian and its agents to take action on behalf of an Account.

4.2.Custodian shall have no duty to forward or to retain any other corporate material received by Custodian for an Account unless required to do so by applicable local, state, national and international law, rule, regulation or order of any governmental, judicial, regulatory or enforcement authority or self-regulatory organization (collectively, “Law”).

4.3.Custodian has no obligation to notify Investors of the receipt or failure to receive any amount, to forward any notices with respect to the investment, to monitor or report as to the performance by or nonperformance of any person with respect to the investment (or performance or take enforcement or other action). Custodian shall not be required to exercise any voting rights with respect to the Securities.

5.Accounting and Reporting.

5.1.Issuer agrees to furnish Custodian with the income tax cost basis and dates of acquisition of all Securities held in Issuer’s Account to be carried on its records. If Issuer does not furnish such information, Custodian shall carry the Securities at any such nominal value it determines, such value to be for bookkeeping purposes only. All statements and reporting of any matters requiring this information will use this nominal value. Custodian shall have no duty to verify the accuracy of the tax cost basis or dates of acquisition furnished by Issuer.

5.2.To the extent that Custodian has agreed to provide pricing or other information services, Custodian is authorized to utilize any vendor (including brokers and dealers of securities and pricing services embedded in Custodian’s securities processing or accounting systems) reasonably believed by Custodian to be reliable to provide such information. Issuer understands that certain pricing information with respect to complex financial instruments, including, without limitation, derivatives, may be based on calculated amounts rather than actual market transactions and may not reflect actual market values, and that the variance between such calculated amounts and actual market values may or may not be material. If Issuer does not provide such information, Custodian shall use the cost or nominal value for such Securities, solely for administrative convenience. Pursuant to Section 13 Issuer shall release, indemnify, defend and hold Custodian harmless, and Custodian shall be without liability, for any Losses incurred as a result of errors or omissions with respect to any pricing or other information utilized by Custodian hereunder. Custodian shall have no responsibility or duty to ascertain or authenticate the value of pricing applied to any Securities.

5.3.Custodian shall provide Issuer account statements for its Account at least monthly via electronic means or as otherwise as agreed to by Issuer and Custodian showing all income and Issuer transactions. Issuer may approve or disapprove any such statement within 10 days of its receipt, and if no written objections are received within the 10-day period, such statement of account shall be deemed approved by Issuer.

5.4.Issuer or its designee (at their sole cost and expense) shall have access upon reasonable prior notice to Custodian during regular business hours to the books and records relating to Issuer’s Account, or shall be given confirmation of the contents of the books and records maintained by Custodian to verify the accuracy of such books and records. Custodian shall notify Issuer promptly of any Law that would restrict such access or confirmation. Custodian shall not be under any obligation to retain records in paper form.

6.Custodian’s Responsibilities and Disclaimers.

6.1.In performing the responsibilities delegated to it under this Agreement, Custodian agrees to exercise reasonable care; provided, however, Custodian shall not be liable for Losses arising out of Custodian’s performance of or failure to perform its duties under this Agreement except to the extent that such Losses are finally determined by a court of competent jurisdiction to have resulted directly from Custodian’s fraud or gross negligence or material breach by Custodian of Law; provided that such breach is not as a result of or caused by Issuer’s or Transfer Agent’s action or inaction (“Ineligible Losses”).

6.2.Without limiting the generality of Section 6.1, Custodian shall not be liable for any defect in the title, validity or genuineness of any Securities or in the evidence of title thereto received by it or delivered by it pursuant to this Agreement. In addition, Custodian shall not be required to maintain any special insurance for the benefit of Issuer. However, Custodian shall use commercially reasonable efforts with Issuer to replace Securities lost or damaged due to such causes with securities of the same class and issue with all rights and privileges pertaining thereto. Custodian shall have no duty to take any action to collect any amount payable on Securities in default or if payment is refused after due demand and presentment.

6.3.Custodian shall not be required to appear in or defend any Action (as defined below) with respect to any Account or the Securities, cash or other property in any Account unless Custodian has been indemnified to Custodian’s reasonable satisfaction against Losses. With respect to these proceedings, Custodian may consult with counsel acceptable to it after written notification to Issuer concerning its duties and responsibilities under this Agreement, and shall not be liable for any action taken or not taken in good faith or on the advice of such counsel. To the extent permissible by Law and upon Issuer’s request, Issuer shall be subrogated to the rights of Custodian with respect to any Action for any Losses suffered by Issuer, in each case to the extent that Custodian fails to pursue any such Action or Issuer is not made whole in respect of such Losses.

6.4.Custodian shall not be required to pay or cause to be paid from any Account any taxes or levies in the nature of taxes imposed on the Account. Custodian shall have no responsibility or liability for any obligations now or hereafter imposed on Issuer, any Investor or Custodian as custodian by the tax law of the United States or of any state thereof or any other jurisdiction. Custodian shall have no independent obligation to determine the tax obligations now or hereafter imposed on Issuer or any Investor by any taxing authority or to obtain or provide information relating thereto, and shall have no obligation or liability with respect to such tax obligations.

6.5.Custodian may, without further instruction from Issuer, surrender and exchange Securities for other securities in connection with any reorganization, recapitalization or similar transaction in which the owner of the Securities is not given an option. Custodian has no responsibility to effect any such exchange unless it has received notice of the event permitting or requiring such exchange at the office of Custodian’s designated agents.

6.6.Custodian shall receive and retain all securities distributed by a corporation as a dividend, stock split or otherwise and, in connection therewith, any fractional shares, unless otherwise instructed or without authorization to sell.

6.7.Custodian shall have no duty or responsibility to inquire into, make recommendations, supervise or determine the suitability of any transactions affecting any Account and shall have no liability with respect to a beneficial owner’s decision to invest in the Securities.

7.Fees.

7.1.Issuer shall pay, or cause to be paid, Custodian for the Services as outlined in Exhibit F. Issuer also shall reimburse, or cause to be reimbursed, Custodian for out-of-pocket expenses and processing costs incurred by Custodian in the administration of Accounts and performance of related services, including, without limitation, reasonable counsel fees incurred by Custodian in connection with this Agreement, including, without limitation, the administration of Accounts. Upon Issuer’s request, Custodian will provide Issuer with copies of all relevant invoices, receipts or other evidence of such expenses. All payments made to Custodian shall be in U.S. dollars in immediately available funds.

7.2.To the extent not otherwise paid to Custodian pursuant to Exhibit F, Custodian may invoice Issuer for all fees and expenses on a monthly basis by the 5th of the month, and if so invoiced, will be charged automatically by Custodian on the 15th of each month to the credit card or other payment method indicated on the signature page to this Agreement or as otherwise agreed by the Parties. Issuer consents to Custodian retaining and using Issuer’s payment information for future invoices and as provided in this Agreement. Issuer agrees and acknowledges that Custodian and its third party vendors may retain and use Issuer’s payment information to facilitate the payments provided for in this Agreement. Issuer agrees to provide Custodian written notice (which may be via email) of any update or changes to Issuer’s payment information. Absent current payment information, Issuer shall make, or cause to be made, all payments to Custodian within 10 days of receiving an invoice therefor. In the event of any conflict between this Section 7.2 and Exhibit F, the terms of Exhibit F shall prevail.

7.3.If Issuer fails to make any payment when due then, in addition to all other remedies that may be available: (a) Custodian may charge interest on the past due amount at the rate of 1.5% per month, calculated daily and compounded monthly, or if lower, the highest rate permitted under Law; such interest may accrue after as well as before any judgment relating to collection of the amount due; (b) Issuer shall reimburse, or cause to be reimbursed, Custodian for all costs incurred by Custodian in collecting any late payments or interest, including attorneys’ fees, court costs and collection agency fees; and (c) if such failure continues for five days following written notice thereof, Custodian may suspend performance of the Services until all past due amounts and interest thereon have been paid, without incurring any obligation or liability to Issuer or any other person or entity by reason of such suspension; provided that cumulative late payments are subject to the overall limits as may be required by Law.

7.4.All amounts payable to Custodian under this Agreement shall be exclusive of any valued added or similar tax (“VAT”), if applicable, and paid by or on behalf of Issuer to Custodian in full without any setoff, recoupment, counterclaim, deduction, debit or withholding for any reason (other than any deduction or withholding of tax as may be required by Law). If any VAT is chargeable in respect of any payments to Custodian, Issuer shall be responsible for the payment (or reimbursement) of any VAT imposed on account of any payments to Custodian by or on behalf of Issuer.

8.Term. The initial term of this Agreement commences as of the Effective Date and, unless terminated earlier pursuant any of this Agreement’s express provisions, will continue in effect for one year (the “Initial Term”). This Agreement will automatically renew for additional successive one-year terms unless earlier terminated pursuant to this Agreement’s express provisions (each a “Renewal Term” and, collectively with the Initial Term, the “Term”).

9.Termination.

9.1.Issuer may terminate this Agreement immediately without prior notice to Custodian upon:

9.1.1.fraud, malfeasance or willful misconduct by Custodian;

9.1.2.any material breach by Custodian of this Agreement if such breach is not cured within 30 days of receipt of written notice thereof, to the extent such breach can be cured, and otherwise immediately; or

9.1.3.if Custodian ceases regular operations or files any petition or commences any case or proceeding under any provision or chapter of the Federal Bankruptcy Act, the Federal Bankruptcy Code, or any other federal or state Law relating to insolvency, bankruptcy, or reorganization; the adjudication that Custodian is insolvent or bankrupt or the entry of an order for relief under the Federal Bankruptcy Code with respect to Custodian; an assignment for the benefit of creditors; the convening by Custodian of a meeting of its creditors, or any class thereof, for purposes of effecting a moratorium upon or extension or composition of its debts; or the failure of Custodian generally to pay its debts on a timely basis (each, an “Insolvency Event”).

9.2.Custodian may terminate this Agreement immediately without prior notice to Issuer upon:

9.2.1.fraud, malfeasance or willful misconduct by Issuer or any of its affiliates;

9.2.2.conduct by Issuer or any of its affiliates that may jeopardize Custodian’s current business, prospective business or professional reputation;

9.2.3.any material breach by Issuer of this Agreement (excluding any failure to pay any fee due under this Agreement) if such breach is not cured within 30 days of receipt of written notice thereof, to the extent such breach can be cured, and otherwise immediately;

9.2.4.any failure to pay any amounts due under this Agreement within 30 days of the date such amount was due;

9.2.5.Issuer’s Insolvency Event; or

9.2.6.upon a Change of Control of Issuer.

For purposes of this Agreement, “Change of Control” of Issuer is defined as, in a single transaction or a series of related transactions: (a) a merger or consolidation of Issuer in which the stockholders of Issuer immediately prior to such transaction would own, in the aggregate, less than 50% of the total combined voting power of all classes of capital stock of the surviving entity normally entitled to vote for the election of directors of the surviving entity; or (b) the sale, lease or exclusive license by Issuer of all or substantially all of Issuer’s assets.

9.3.This Agreement can be terminated by either Party for any other or no reason with 60 days’ prior written notice to the other Party if there are no Investors, or if there are Investors, after a reasonable period of time of at least 120 days to implement the orderly transition of Accounts. During this notice period, NCPS shall use commercially best efforts to undertake necessary and appropriate efforts to assist Issuer in identifying a suitable successor custodian and facilitate a smooth transition of all assets held in Accounts. This includes, but is not limited to, providing necessary account information and records to the successor custodian not otherwise maintained by Issuer and as permitted by the Investors, and any other reasonable assistance sought by Issuer.

9.4.Upon such termination, Custodian shall deliver or cause to be delivered the Securities and cash, less any amounts due and owing to Custodian under this Agreement, to a successor custodian designated by Issuer (or their designee) or, if a successor custodian has not accepted an appointment by the effective date of termination of the Account, to Issuer. Upon completion of such delivery Custodian shall be discharged of any further liability or responsibility with respect to the Securities and cash so delivered. In the event that Securities or other properties remain in the possession of Custodian after the date of termination hereof owing to failure of Issuer to provide proper instructions, Custodian shall be entitled to fair compensation for its services during such period as Custodian retains possession of such securities, funds and other properties and the provisions of this Agreement relating to the duties and obligations of Custodian shall remain in full force and effect. All expenses associated with the transfer of custody hereunder upon termination hereof shall be borne by Issuer (except as may be specifically agreed in writing by the parties in relation to special arrangements).

9.5.Amounts that would have become payable to Custodian had this Agreement remained in effect until expiration of the Term shall become immediately due and payable upon termination, and Issuer shall pay or cause to be paid such amounts, together with all previously accrued but not yet paid amounts, on receipt of Custodian’s invoice therefor.

9.6.Upon the expiration or termination of this Agreement for any reason, Issuer shall remove any and all links and references to Custodian and the Services from Issuer’s and its affiliates’ websites and materials.

9.7.Custodian shall have the right to impose reasonable limitations upon account activities during the period between the giving of notice of termination and the conversion, transfer or delivery of Accounts contemplated by Section 9.4. Termination of this Agreement shall not be deemed to terminate any agreement in effect between Custodian and a beneficial owner (unless otherwise provided in such agreement).

9.8.Termination of this Agreement shall not release the Parties from any liability or responsibility with respect to representations, warranties or covenants (including, without limitation, any amounts payable) occurring prior to the date of such termination, whether or not claims relating to such transaction shall have been made before or after such termination.

10.Information.

10.1.Issuer shall fully cooperate and deliver to Custodian information, due diligence and compliance items as reasonably requested by Custodian, including, without limitation, the items set forth on Exhibit G. Issuer recognizes that, in providing the Services pursuant to this Agreement, Custodian will require significant financial, accounting, tax, legal, regulatory and business-oriented information and will rely upon and assume the accuracy and completeness of all such information discussed with or reviewed by Custodian for such purposes, and Custodian does not assume responsibility for the accuracy or completeness thereof.

10.2.Issuer represents and warrants to Custodian that all information provided by or on behalf of Issuer in connection with the Services, including, without limitation, with respect to the Securities, beneficial owners and the offering, shall be true, correct and complete, and shall not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading.

10.3.Custodian may centralize functions, including audit, accounting, risk, legal, compliance, sales, administration, product communication, relationship management, storage, compilation and analysis of customer-related data, and other functions (the “Centralized Functions”) in one or more affiliates, subsidiaries and service providers (“Group”). Solely in connection with the Centralized Functions, (a) Issuer consents to the disclosure of and authorizes Custodian to disclose information regarding Issuer, Investors and Accounts (“Customer-Related Data”) to the Group and (b) Custodian may store the names and business contact information of Issuer’s employees and representatives on the systems or in the records of the Group. Custodian accepts responsibility for the acts and omissions of the Group as if such acts or omissions were Custodian’s as the same are governed by this Agreement and subject to the same standards of conduct as provided herein. The Group may aggregate Customer-Related Data with other data collected or calculated by the Group, and notwithstanding anything in this Agreement to the contrary, the Group will own all such aggregated data. Issuer confirms that it is authorized to consent and consents to the foregoing.

10.4.To the extent Issuer will be sharing personal or financial information of a third party with Custodian in connection with this Agreement, Issuer shall maintain and obtain the agreement of each such third party, which shall permit Issuer to share such third party’s information with Custodian and its affiliates and service providers for Custodian and its affiliates and service providers to use, disclose and retain it in connection with this Agreement and the provision of the Services and as required by Law. Custodian shall be a third party beneficiary to such agreement.

10.5.The Parties agree to promptly notify the other concerning any material communications from or with any governmental, judicial, regulatory or enforcement authority or self-regulatory organization with respect to this Agreement or the performance of its obligations hereunder, unless such notification is expressly prohibited by the applicable governmental, judicial, regulatory or enforcement authority or self-regulatory organization or as part of Custodian’s ordinary course legal, financial or regulatory discussions, filings, audits or examinations. Each will cooperate with the other at Issuer’s expense in production of information or documentation as necessary to respond to such inquiry in a timely and complete manner.

11.Issuer’s Representations, Warranties and Covenants. Issuer represents, warrants and covenants to Custodian as of the Effective Date and during the Term:

11.1.Issuer is an entity duly organized, validly existing and in good standing under the laws of the state where it was formed as set forth on the signature page hereto. Issuer has all requisite power and authority to own those properties and conduct those businesses presently owned or conducted by it. Issuer is duly qualified to do business and is in good standing in all jurisdictions in which its ownership of property or the character of its business requires such qualification except where the failure to so qualify would not have a material adverse effect on Issuer.

11.2.Issuer has full power and authority to enter into and perform this Agreement. This Agreement has been duly executed by Issuer and constitutes the legal, valid, binding, and enforceable obligation of Issuer, enforceable against Issuer in accordance with its terms. The execution and delivery of this Agreement by Issuer does not and will not: (a) conflict with or violate any of the terms of any organizational or governance document, stakeholder agreement or any Law; or (b) conflict with, or result in a breach or termination of any of the terms of, or result in the acceleration of any indebtedness or obligations under, any agreement, obligation or instrument by which Issuer is bound or to which any property of Issuer is subject, or constitute a default thereunder.

11.3.Issuer is conducting its business (including all activities related to the offering or other issuance of the Securities) in compliance with all Law and has obtained all licenses, approvals and consents and has made all filings required by Law necessary or advisable. Issuer will not use the services provided by Custodian under this Agreement in any manner that is, or will result in, a violation of any Law.

11.4.The Securities are not subject to, and will remain free of, any right, charge, security, lien or claim of any kind in favor of Issuer or any person claiming through Issuer. The Securities are exempt from registration or are not otherwise be required to be registered. There are no investment retirement accounts or other qualified accounts on the Investor Ledger. There is no matter of Issuer, operational or otherwise, that would endanger the interest of beneficial owners in the Securities. It is Issuer’s obligation to ensure compliance with any restrictions on the transfer of beneficial ownership.

11.5.Issuer is fully-informed of the protections and risks associated with various methods to transmitting instructions to Custodian. Issuer shall, and shall cause each Authorized Person, to safeguard and treat with extreme care any user and authorization codes, passwords or authentication keys.

11.6.Issuer agrees not: (a) to act as a broker or dealer as defined under the Exchange Act or otherwise in a similar capacity under any other Law that is not permitted, unless pursuant to an applicable exemption; or (b) provide investment advice to any investor in respect of the Securities.

11.7.Issuer agrees that: (a) Custodian is not providing any recommendation or advice in connection with Custodian’s engagement hereunder or its provision of services (including, without limitation, any business, investment, solicitation, legal, accounting, regulatory or tax advice); (b) Issuer is solely responsible for ensuring that any transaction complies with Law (including, without limitation, the offering or other issuance or transfer of the Securities and any exemption from registration with respect thereto); (c) Issuer shall rely on its own judgment in engaging Custodian under this Agreement; and (d) Custodian is: (i) not making any representations with respect to the quality of any investment opportunity, the Securities or Issuer; (ii) does not guarantee the performance to and of any investor; and (iii) is not an investment adviser, does not provide investment advice and does not recommend securities transactions.

11.8.Issuer and its officers, directors and employees are now and shall remain in substantial compliance with all Law. There are no civil or criminal complaints, investigations, proceedings, actions or suits pending against or involving Issuer or any of Issuer’s officers, directors or employees that: (a) allege any violation by them of any criminal, securities or commodities Law of any jurisdiction, regulatory or self-regulatory organization or exchange; and (b) if decided, would have a material adverse effect on the ability of Issuer to fulfill its obligations under this Agreement.

11.9.Issuer acknowledges that the Services will not satisfy all of the requirements for its activities. Furthermore, Issuer understands that, despite Custodian’s efforts, the Services may not be uninterrupted or error-free. ISSUER ACKNOWLEDGES THE SERVICES PROVIDED UNDER THIS AGREEMENT ARE PROVIDED “AS IS” AND “AS AVAILABLE” WITHOUT ANY EXPRESS OR IMPLIED WARRANTY OF ANY KIND, INCLUDING, WITHOUT LIMITATION, ANY IMPLIED WARRANTIES OF MERCHANTABILITY, DESCRIPTION, NON-INFRINGEMENT, FITNESS FOR A PARTICULAR PURPOSE, TIMELINESS OR FREEDOM FROM INTERRUPTION OR ANY IMPLIED WARRANTIES ARISING FROM TRADE USAGE, COURSE OF DEALING OR COURSE OF PERFORMANCE. CUSTODIAN SHALL NOT BE LIABLE BY REASON OF DELAYS OR INTERRUPTIONS OF SERVICE OR TRANSMISSIONS OR FAILURES OF PERFORMANCE OF CUSTODIAN’S SYSTEMS, REGARDLESS OF CAUSE, INCLUDING, BUT NOT LIMITED TO, THOSE CAUSED BY HARDWARE OR SOFTWARE MALFUNCTION, GOVERNMENTAL EXCHANGE OR OTHER REGULATORY ACTION, ACTS OF GOD, WAR, TERRORISM, PANDEMIC OR OTHER FORCE MAJEURE EVENTS (AS DEFINED BELOW) OR CUSTODIAN’S INTENTIONAL ACTS. ISSUER RECOGNIZES THAT THERE MAY BE DELAYS OR

INTERRUPTIONS IN THE USE OF CUSTODIAN’S SYSTEMS, INCLUDING, FOR EXAMPLE, THOSE CAUSED INTENTIONALLY BY CUSTODIAN FOR PURPOSES OF SERVICING CUSTODIAN’S SYSTEMS.

11.10.Issuer shall at all times: (a) (i) promptly comply and cooperate with requests of and Custodian in relation to Custodian’s performance of the Services, and (ii) use its reasonable best efforts to cause all of its third party service providers in connection with the Services to promptly comply and cooperate with requests of Custodian in relation to Custodian’s performance of the Services; (b) pay all related reasonable fees and expenses; and (c) pay all federal state and local taxes, in each case that are necessary or appropriate to permit the Parties to perform their obligations under this Agreement.

11.11.Issuer’s representations, warranties and covenants are continuing and deemed to be reaffirmed each time Issuer provides Custodian with instructions. Issuer shall promptly notify Custodian if any representation, warranty or covenant ceases to be true, correct and complete and shall thereafter discontinue effecting transactions pursuant to this Agreement to the extent required by Law.

12.Custodian’s Representations, Warranties and Covenants. Custodian represents, warrants and covenants to Issuer as of the Effective Date and during the Term:

12.1.Custodian is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware.

12.2.Custodian has full power and authority to enter into and perform this Agreement. This Agreement has been duly executed by Custodian and constitutes the legal, valid, binding, and enforceable obligation of Custodian, enforceable against Custodian in accordance with its terms.

12.3.Custodian is an SEC-registered broker-dealer in good standing, a member of FINRA and a member of the Securities Investor Protection Corporation (“SIPC”). Custodian shall perform the Services in compliance with Law.

13.Indemnification.

13.1.Issuer (including its affiliates, for purposes of this Section 13.1 and as applicable to Issuer in Sections 13.3-13.6, collectively, the “Issuer Indemnifying Party”) agrees (and agrees to cause the other Issuer Indemnifying Parties) jointly and severally to release, indemnify, defend and hold harmless Custodian and its affiliates and their respective directors, officers, employees, agents, representatives, advisors and consultants, and their respective successors and assigns (for purposes of this Section 13.1 and as applicable to Issuer in Sections 13.3-13.6, each, an “Custodian Indemnified Person”), to the fullest extent permitted by Law, from and against any Losses, joint or several, and Custodian Indemnified Persons shall have no liability with respect thereto, in connection with all actions (including equity owner actions), claims, inquiries, proceedings, investigations and other legal (including dispute resolution), administrative or regulatory or similar process regardless of the source (collectively, “Actions”) related to or arising out of this Agreement, the provision of the Services or Issuer’s engagement of Custodian hereunder (including, without limitation, any breach or alleged breach of this Agreement or any representation, warranty or covenant herein, any breach or alleged breach of Law, the exercise of any remedy, the care of collateral and defending or asserting the rights and claims of Custodian in respect thereof or the meeting of any obligation of Custodian that it fails to perform in connection with Issuer’s breach of this Agreement), and will reimburse Custodian Indemnified Persons for all expenses (including attorneys’ fees) as they are incurred by Custodian Indemnified Persons in connection with investigating, preparing, defending or appearing as a third party witness in connection with any such Action whether or not related to a pending or threatened Action in which Custodian is a party. Issuer will not be responsible for any Ineligible Losses, and Custodian agrees to immediately refund any payments made to a Custodian Indemnified Person upon such finding. “Losses” means any and all losses, damages, liabilities, deficiencies, claims, actions, judgments, settlements, interest, awards, penalties, fines, costs or expenses of whatever kind, including, without limitation, reasonable attorneys’ fees, the costs of enforcing any right hereunder, the costs of pursuing any insurance providers, the costs of collection and the costs of defending against or appearing as a witness. “Ineligible Losses” has the meaning as set forth in Section 6.1.

13.2.Custodian (for purposes of this Section 13.2 and as applicable to Custodian in Sections 13.3-13.6, the “Custodian Indemnifying Party”) agrees to release, indemnify, defend and hold harmless

Issuer and its affiliates and their respective directors, officers, employees, agents, representatives, advisors and consultants, and their respective successors and assigns (for purposes of this Section 13.2 and as applicable to Issuer in Sections 13.3-13.6, each, an “Issuer Indemnified Person”), to the fullest extent permitted by Law, from and against any Losses, and Indemnified Persons shall have no liability with respect thereto, in connection with all Actions related to or arising out of any Ineligible Losses or any material breach by Custodian of its material representations, warranties or covenants in this Agreement, and will reimburse Issuer Indemnified Persons for all expenses (including attorneys’ fees) as they are incurred by Issuer Indemnified Persons in connection with investigating, preparing, defending or appearing as a third party witness in connection with any such Action whether or not related to a pending or threatened Action in which Issuer is a party; provided that Custodian will not be responsible for an Issuer Indemnified Person’s fraud, gross negligence or breach of Law, and Issuer agrees to immediately refund any payments made to an Issuer Indemnified Person upon such finding.

13.3.With respect to any Action in which an Issuer Indemnified Person or a Custodian Indemnified Person (each, as applicable, an “Indemnified Person”) may be entitled to indemnification under this Agreement, the Issuer Indemnifying Party or the Custodian Indemnifying Party (each, as applicable, an “Indemnifying Party”), as applicable, may by written notice to the Indemnified Person request to assume the defense of any such Action with counsel reasonably satisfactory to the Indemnified Person. If the Indemnified Person agrees to the assumption by the Indemnifying Party of the defense of any such Action, the Indemnified Person shall have the right to participate in such Action and to retain its own counsel, but the Indemnifying Party shall not be liable for any fees or expenses of other counsel subsequently incurred by such Indemnified Person in connection with the defense thereof unless: (a) the Indemnifying Party has agreed to pay such fees and expenses; (b) the Indemnifying Party shall have failed to employ counsel reasonably satisfactory to the Indemnified Person in a timely manner; or (c) the Indemnified Person shall have been advised by counsel that there are actual or potential conflicting interests between the Indemnifying Party and the Indemnified Person, including situations in which there are one or more legal defenses available to the Indemnified Person that are different from or additional to those available to the Indemnifying Party. No Indemnifying Party shall settle any Action on behalf of an Indemnified Person without the prior written consent of such Indemnified Person.

13.4.If the indemnification provided for herein is judicially determined to be unavailable (other than in accordance with the terms hereof) to any Indemnified Person in respect of any Losses, then in lieu of indemnifying such person hereunder, the Indemnifying Party shall contribute to the amount paid or payable by such person as a result of such Losses: (a) in such proportion as is appropriate to reflect the relative benefits to Issuer, on the one hand, and the Indemnified Person, on the other hand, of the engagement provided for in this Agreement; or (b) if the allocation provided for in clause (a) above is not available, in such proportion as is appropriate to reflect not only the relative benefits referred to in such clause (a) but also the relative fault of each of the Indemnifying Party and the Indemnified Person, as well as any other relevant equitable considerations; provided, however, in no event shall the aggregate contribution of Custodian and its Indemnified Persons to the amount paid or payable exceed the amount set forth in Section 20.6.

13.5.For the sole purpose of enforcing and otherwise giving effect to the provisions of this Section 13, each Indemnifying Party hereby consents to personal jurisdiction and service and venue in any court in which any claim that is subject to this Agreement is brought against any Indemnified Person.

13.6.If an Action is commenced or threatened against and Indemnified Person and is ultimately settled, Indemnifying Parties shall use its best efforts to cause all other Indemnified Persons by name and description to be included in any release or settlement agreement, whether or not the other Indemnified Persons are named as defendants in such Action.

13.7.All amounts due under this Section 13 shall be payable promptly after written demand therefor.

13.8.Issuer grants Custodian a security interest and lien on all of Issuer’s (but not any Account holder’s) property held at any time by or on behalf of Custodian to secure any indebtedness or obligation to Custodian and Custodian, without notice to Issuer, may use, transfer or sell any or all of such property to enforce its security interest and lien.

14.Confidentiality.

14.1.While performing under this Agreement, each Party will be exposed to information about the other Party (“Disclosing Party”) or its affiliates or their business, which information is not known publicly (“Confidential Information”, as defined more specifically below). The Party being exposed to the information (including those to whom such Party discloses such information on a need-to-know basis in connection with a Party’s rights or obligations hereunder, “Recipient”) shall not disclose or use Confidential Information for any reason other than to further the specific activities permitted by this Agreement.

14.2.As used herein, “Confidential Information” refers to matters relating to the Disclosing Party’s or its affiliates’ operations, performance, internal procedures, operations and finances, including, but not limited, to current, future and proposed products and product prototypes and samples, methodologies, technology, manufacturing techniques, trade secrets, financial and customer and partner information (which includes, without limitation, Non-Public Personal Information as that term is defined in SEC Regulation S-P), information from, by or about entities seeking to become, or have become, issuers, accredited investor information and documentation, procurement requirements, sales, merchandising and marketing plans, whether tangible or intangible, printed or electronic, disclosed directly or indirectly through one or more intermediaries, in writing, orally, or by inspection of tangible objects, and all notes and derivative works based on or reflecting any such information or materials. “Confidential Information” also includes confidential or proprietary information of third parties that the Disclosing Party discloses to the other Party.

14.3.“Confidential Information” shall not include any information that: (a) is at the time of disclosure or subsequently becomes publicly known otherwise than by an act or omission of the Recipient in breach of this Agreement; (b) is already in the Recipient’s possession without any obligation of confidentiality at the time of disclosure, as shown by the Recipient’s written records in existence before the date of disclosure; or (c) is independently developed by the Recipient without use of or reference to the Disclosing Party’s Confidential Information, as shown by the Recipient’s written records in existence before the date of disclosure.

14.4.Each Party agrees not to disclose, reproduce, disassemble, reverse engineer, transfer or use another Party's Confidential Information, except: (a) as required under this Agreement; and (b) as reasonably necessary for the performance of this Agreement.

14.5.In the event Recipient is required by Law or legal process to disclose any of Discloser’s Confidential Information, Recipient shall promptly notify Discloser in writing prior to making any such disclosure to facilitate Discloser seeking a protective order or other appropriate remedy from the proper authority. Recipient agrees to cooperate with Discloser (at Discloser’s cost) in seeking such order or other remedy. Recipient further agrees that if Discloser is not successful in precluding the requesting authority from requiring the disclosure of the Confidential Information, Recipient will furnish only that portion of the Confidential Information that is legally required, will promptly provide Discloser with a copy of the information so furnished and will exercise reasonable efforts to obtain reliable assurances that confidential treatment will be accorded the Confidential Information. Notwithstanding the foregoing, the restrictions and requirements in this Section 14 shall not apply to, and Recipient may use, retain and disclose, Confidential Information in connection with Recipient’s or its affiliates’ compliance with ordinary course legal, financial or regulatory discussions, filings, audits or examinations or as required by Law.

14.6.Each Party agrees to promptly notify the other Party concerning any material communications from or with any governmental, judicial, regulatory or enforcement authority or self-regulatory organization or other third party with respect to this Agreement or the performance of obligations hereunder, unless such notification is prohibited by the applicable governmental, judicial, regulatory or enforcement authority or self-regulatory organization. All Parties agree to further abide by any Law governing the confidentiality obligations of broker-dealers.

14.7.No Party as the Disclosing Party is not waiving, and will not be deemed to have waived or diminished, any of its attorney work product protections, attorney-client privileges or similar protections and privileges as a result of disclosing its Confidential Information (including Confidential Information related to pending or threatened litigation) to any other Party as Recipient, regardless of whether the Disclosing Party has asserted, or is or may be entitled to assert, such privileges and protections.

14.8.If the Parties previously entered into a non-disclosure agreement, which remains in effect as of the Effective Date (“NDA”), then in the event of a conflict between such NDA and this Agreement, the terms of this Agreement shall prevail.

14.9.Neither Party shall issue or release any announcement, statement, press release or other publicity or marketing materials relating to this Agreement or otherwise use the other Party’s trademarks, service marks, trade names, logos, domain names or other indicia of source, affiliation or sponsorship, in each case, without the prior written consent of the other Party, which consent shall not be unreasonably withheld, conditioned or delayed. All trademarks, service marks, patents, copyrights, trade secrets, confidential information, and other proprietary rights of each Party shall remain the exclusive property of that Party, whether or not specifically recognized or perfected under Law.

15.Survival. Notwithstanding the expiration or termination of this Agreement, the Parties shall continue to be bound by the provisions of this Agreement that reasonably require some action or forbearance (or are required to implement such action or forbearance) after such expiration or termination, including, but not limited to, those related to fees and expenses (including as outlined in Exhibit F), choice of law, jurisdiction, dispute resolution, indemnities, exclusions to and limitations of Custodian’s liability, warranties and confidentiality, and such provisions shall survive. Except as the context otherwise requires, all representations, warranties and covenants of Issuer contained in this Agreement shall be deemed to be representations, warranties and covenants during the Term, and such representations, warranties and covenants and the indemnification provisions contained in Section 13 shall remain operative and in full force and effect and shall survive the closing, conversion, delivery or transfer of the Account and the expiration or termination of this Agreement to the extent necessary to enforce rights hereunder.

16.Assignment. Except as provided in Section 9 and Section 10.3, no Party shall assign or otherwise transfer any of its rights, or delegate or otherwise transfer any of its obligations or performance, under this Agreement, in each case whether voluntarily, involuntarily, by operation of law or otherwise, without the other Parties’ prior written consent (not to be unreasonably withheld, conditioned or delayed). Any purported assignment, delegation or transfer in violation of this Section 16 is void. Subject to this Section 16, this Agreement is binding upon and inures to the benefit of the Parties and their respective successors and permitted assigns irrespective of any change with regard to the name of or the personnel of any Party.

17.Entirety. This Agreement incorporates by reference Custodian’s and its affiliates’ data privacy policies and terms of use, as posted on Custodian’s and its affiliates’ website from time to time, with which Issuer shall, and shall cause any security holders to, comply. This Agreement (including the NDA, any Account application and the general terms and conditions thereof, all Exhibits and Custodian’s and its affiliates’ data privacy policies and website terms of use) constitutes the sole and entire agreement between the Parties with respect to the subject matter of this Agreement and supersedes and merges all prior and contemporaneous proposals, understandings, agreements, representations and warranties, both written and oral, between the Parties relating to such subject matter. Custodian shall not be responsible or liable for failure to perform any duties not specifically enumerated in this Agreement.

18.Amendment; Waiver. Except as set forth in Section 16, Section 19 and Section 31, including the addition of a Series as provided above by joinder, no amendment to or modification of this Agreement will be effective unless it is in writing and signed by a duly authorized representative of each Party. No waiver by any Party of any of the provisions hereof shall be effective unless explicitly set forth in writing and signed by such Party so waiving. No failure to exercise, or delay in exercising, any rights, remedy, power or privilege arising from this Agreement shall operate or be construed as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege.

19.Compliance with Law; Further Assurances.

19.1.The Parties expressly agree that, to the extent that the existing law relating to this Agreement changes, and such change affects this Agreement, they will reform the affected portion of this Agreement to comply with the change. Each Party agrees to perform such further acts and execute such further documents as are necessary to effectuate the purposes of this Agreement. Custodian is hereby authorized and empowered, in its sole discretion, to take any action with respect to the Accounts that it deems reasonably necessary or appropriate in carrying out the purposes of this Agreement.

19.2.Where an error or omission has occurred under this Agreement, Custodian may take such remedial action as it considers appropriate under the circumstances and, provided that Issuer is put in the same or equivalent position as it would have been in if the error or omission had not occurred, any favorable consequences of Custodian’s remedial action shall be reported to Issuer for its determination of the application of any benefit received as a result of Custodian taking such action.

20.Choice of Law, Jurisdiction and Dispute Resolution.

20.1.This Agreement shall be governed by and construed under the laws of the State of New York, without giving effect to its choice of law, conflict of laws or “borrowing”, statutes, rules, principles and precedent; provided that the governing law for causes of action for violations of U.S. federal or state securities Law shall be governed by applicable U.S. federal or state securities Law. The Parties agree that the establishment and maintenance of accounts, and all interests, duties and obligations with respect thereto, shall be governed by the laws of the State of New York. Both Parties irrevocably submit to the exclusive jurisdiction of the state and federal courts located in New York, New York.

20.2.Notwithstanding Section 20.1, the Parties agree that in the event a dispute arises between Custodian and Issuer in connection with or as a result of the execution of this Agreement or the transactions contemplated hereby, such disputes shall be resolved through arbitration, and the Parties agree to submit such disputes for resolution in accordance with the commercial arbitration rules (“Rules”) of the American Arbitration Association in accordance with its Supplementary Procedures for Securities Arbitration (unless otherwise required by FINRA rules to be conducted by FINRA and FINRA does not decline jurisdiction) in Salt Lake City, Utah or New York, New York (at Custodian’s option) within five days after receiving a written request from the other Party to do so. The Parties acknowledge and agree that the result of the arbitration proceeding shall be final and binding, and by agreeing to arbitration, each Party hereby waives its right to seek remedies in court. If permitted by the Rules, except as otherwise agreed by the Parties, the arbitration will be presided over by a panel of three independent arbitrators. The panel shall not have any power to alter, amend, modify or change any of the terms of this Agreement nor to grant any remedy that is either prohibited by the terms of this Agreement or not available in a court of law.

20.3.To the extent legally permissible and not materially prejudicial, prior to instituting any proceeding in accordance with Section 20.1, Issuer and Custodian each agrees to first attempt in good faith to informally resolve any dispute for a period of 30 days. The 30-day period shall commence upon written notice in accordance with Section 21 detailing the nature of the dispute, remedy sought and all relevant facts. In the event the Parties are unable to resolve the dispute through such informal discussions, either Party may elect to have such dispute exclusively and finally resolved through binding arbitration in accordance with this Section 20. Notwithstanding the foregoing, any claim for injunctive relief shall not be subject to the above provision. In addition, except as otherwise provided in this Agreement, the Parties may litigate in court to compel arbitration, stay a proceeding pending arbitration, or to confirm, modify, vacate, enforce or enter judgment on the award entered in any arbitration proceeding under this Section 20.

20.4.Each Party agrees that any arbitration shall be limited to disputes between Issuer and Custodian individually. To the full extent permitted by Law, no arbitration or other proceeding shall be joined with any other or decided on a class-action basis.

20.5.Notwithstanding the above agreement to arbitrate, each Party acknowledges and agrees that a breach or threatened breach by a Party of any of its obligations under this Agreement may cause the other Party irreparable harm for which monetary damages may not be an adequate remedy and agrees that, in the event of such breach or threatened breach, the other Party will be entitled to seek equitable relief, including a restraining order, an injunction, specific performance and any other relief that may be available from any court, without any requirement to post a bond or other security, or to prove actual damages or that monetary damages are not an adequate remedy. Such remedies and any other remedies set forth in this Agreement are not exclusive and are cumulative in addition to all other remedies that may be available at law, in equity or otherwise.

20.6.THE COLLECTIVE AGGREGATE LIABILITY OF CUSTODIAN UNDER OR IN CONNECTION WITH THIS AGREEMENT OR ITS SUBJECT MATTER, UNDER ANY LEGAL OR EQUITABLE THEORY, INCLUDING BREACH OF CONTRACT, TORT (INCLUDING NEGLIGENCE), STRICT LIABILITY, BREACH OF WARRANTY, INDEMNIFICATION, MISREPRESENTATIONS OR

OTHERWISE, SHALL BE LIMITED TO THE LESSER OF (A) $1,000 OR (B) THE AGGREGATE AMOUNT OF FEES PAID BY ISSUER TO CUSTODIAN UNDER THIS AGREEMENT.

20.7.EACH PARTY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY ACTION ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

20.8.Subject to Section 20.6, in any Action by which one Party either seeks to enforce this Agreement or seeks a declaration of any rights or obligations under this Agreement, the non-prevailing Party will pay the prevailing Party’s costs and expenses, including, but not limited to, reasonable attorneys’ fees.

20.9.No Party or its affiliates or its directors, officers, employees, agents, representatives, advisors or consultants, or its respective successors or assigns, or anyone else involved in creating, producing, delivering or managing the delivery of the Services shall be liable to any other Party for any special, exemplary, indirect, incidental, consequential or punitive damages of any kind or for any costs of procurement of substitution of services or any lost profits, lost business, trading losses, loss of use of data or interruption of business or services arising out of this Agreement, including, without limitation, any breach of this Agreement or any services performed.

20.10.Custodian may in its sole discretion and at its own expense and, upon written notice to Issuer, institute and prosecute in its name any Action against any security holder arising out of Custodian’s transactions with Issuer or with security holders. Nothing in this Agreement shall be deemed either to: (a) require Custodian to institute or prosecute such an Action; or (b) impair or prejudice its right to do so, nor shall the institution or prosecution of any such Action relieve Issuer of any liability or responsibility that Issuer otherwise would have had under this Agreement. Issuer assigns Custodian its rights against security holders as necessary to effectuate this provision.

20.11.A breach under this Agreement by Issuer shall constitute a default by Issuer or its affiliates under all other agreements any of them have then in effect with Custodian or its affiliates and vice versa.

20.12.In connection with this Section 20, Issuer agrees, as follows: (a) the Parties are giving up the right to sue each other in court, including the right to a trial by jury, except as provided by the rules of the arbitration forum in which a claim is filed pursuant to this Section 20; (b) arbitration awards are generally final and binding such that a Party’s ability to have a court reverse or modify an arbitration award is extremely limited; (c) the ability of the Parties to obtain documents, witness statements and other discovery is generally more limited in arbitration than in court proceedings; (d) the arbitrators do not have to explain the reasons for their award, unless in an eligible case a joint request for an explained decision has been submitted by all parties to the panel at least 20 days prior to the first scheduled hearing date; (e) the panel of arbitrators may include a minority of arbitrators who were or are affiliated with the securities industry; (f) the rules of some arbitration forums may impose time limits for bringing a claim in arbitration and in some cases a claim that is ineligible for arbitration may be brought in court; and (g) the rules of the arbitration forum in which the claim is filed, and any amendments thereto, shall be incorporated into this Agreement.

20.13.No person or entity shall bring a putative or certified class action to arbitration, nor seek to enforce any pre-dispute arbitration agreement against any person or entity who has initiated in court a putative class action; or who is a member of a putative class who has not opted out of the class with respect to any claims encompassed by the putative class action until: (a) the class certification is denied; (b) the class is decertified; or (c) Issuer is excluded from the class by the court. Such forbearance to enforce an agreement to arbitrate shall not constitute a waiver of any rights under this Agreement, except to the extent stated herein.

20.14.Custodian shall provide Issuer with a copy of this pre-dispute arbitration clause or this Agreement or inform Issuer that Custodian does not have a copy thereof, within 10 business days of receipt of Issuer’s written request. Upon written request of Issuer, Custodian shall provide Issuer with the names of, and information on how to contact or obtain the rules of, all arbitration forums in which a claim may be filed under this Agreement.

21.Notices; Consent to Electronic Communications. All notices, requests, consents, claims, demands, waivers and other communications under this Agreement (“notices”) have binding legal effect only if in writing and addressed to a Party as set forth on the signature page hereto (or to such other address that such Party may designate from time to time in accordance with this Section 21). Notices sent in accordance with this Section 21 will be deemed effectively given: (a) when received, if delivered by hand, with signed confirmation of receipt; (b) when received, if sent by a nationally recognized overnight courier, signature required; (c) on the third day after the date mailed by certified or registered mail, return receipt requested, postage prepaid; or (d) upon receipt by recipient’s email system, if sent by email. In addition, Issuer consents to the receipt of electronic records and communications regarding all Issuer transactions and dealings with Custodian, including, without limitation, confirmations, account statements, messages and notices of any kind.

22.Severability. If any provision of this Agreement is invalid, illegal or unenforceable in any jurisdiction, such invalidity, illegality or unenforceability shall not affect any other provision of this Agreement or invalidate or render unenforceable such provision in any other jurisdiction. Upon such determination that any provision is invalid, illegal or unenforceable, the Parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible in a mutually acceptable manner in order that the transactions contemplated by this Agreement be consummated as originally contemplated to the greatest extent possible.

23.Relationship of the Parties.

23.1.Nothing contained in this Agreement shall be construed as creating any agency, partnership, joint venture or other form of joint enterprise, employment or fiduciary relationship between the Parties, and neither Party shall have authority to contract for or bind the other Party in any manner whatsoever, except as required for Custodian to provide the Services. Nothing occurring pursuant to this Agreement shall give Custodian any ownership interest in Issuer, nor Issuer any ownership interest in Custodian.

23.2.Issuer hereby acknowledges and agrees that Custodian is not a fiduciary by virtue of accepting and carrying out its obligations under this Agreement and has not accepted any fiduciary duties, responsibilities or liabilities with respect to its services hereunder.

24.No Third Party Beneficiaries. Except as otherwise set forth in Section 13, this Agreement is for the sole benefit of the Parties and, subject to Section 16, their respective successors and assigns. Nothing herein, express or implied, is intended to or shall confer upon any other person or entity (including any investor) any legal or equitable right, benefit or remedy of any nature whatsoever under or by reason of this Agreement. Indemnified Persons shall be third party beneficiaries as set forth in Section 13.

25.Interpretation; Headings. The Parties intend this Agreement to be construed without regard to any presumption or rule requiring construction or interpretation against the Party drafting an instrument or causing any instrument to be drafted. Further, the headings used in this Agreement are for convenience only and are not intended to be used as an aid to interpretation.

26.Cooperation; Compliance. Where agreement, approval, acceptance, consent or similar action by Issuer is required by any provision of this Agreement, such action will not be unreasonably withheld, conditioned or delayed. Issuer will cooperate with Custodian, among other things, in making available, as reasonably requested, management decisions, information, approvals and acceptances in order that Custodian may properly exercise its rights and accomplish its obligations and responsibilities hereunder. Issuer, on Custodian’s request, agrees to provide reasonable assurances (including written representations) of compliance with the terms of this Agreement and, in order to verify such compliance, reasonable access to any documents in its possession referring or relating to the Services.

27.Counterparts. This Agreement may be executed in counterparts, each of which is deemed an original, but all of which together are deemed to be one and the same agreement. Upon execution and delivery of a counterpart to this Agreement by both Parties, each Party shall be bound by this Agreement. A signed copy of this Agreement by facsimile, email or other means of electronic transmission or signature is deemed to have the same legal effect as delivery of an original signed copy of this Agreement.

28.Force Majeure. In no event will a Party be liable or responsible for any Loss caused directly or indirectly, or be deemed to have defaulted under or breached this Agreement, for any failure or delay in fulfilling or performing any term of this Agreement when and to the extent such failure or delay is caused by any circumstances beyond such Party’s reasonable control (excluding Issuer’s payment obligations under this Agreement, a “Force Majeure Event”), including, without limitation, acts of God or third parties, flood, fire, pandemic, earthquake or explosion, war, terrorism, invasion, riot or other civil unrest, electrical power failures, telecommunications systems failures, internet failure, computer viruses, worms, parasites and the like, embargoes or blockades in effect on or after the date of this Agreement, national or regional emergency, strikes, labor stoppages or slowdowns or other industrial disturbances, passage of Law or any action taken by a governmental, regulatory or public authority, including imposing an embargo, export or import restriction, quota or other restriction or prohibition or any complete or partial government shutdown, or national or regional shortage of adequate power or telecommunications or transportation. In the event of any failure or delay caused by a Force Majeure Event, the affected Party shall give prompt written notice to the other Parties stating the period of time the occurrence is expected to continue and use commercially reasonable efforts to end the failure or delay and minimize the effects of such Force Majeure Event. Furthermore, No Party nor its third party providers shall be liable in any way for Losses caused directly or indirectly by government or regulatory restrictions, exchange or market rulings, suspension or delay of trading, equipment failure, communication line failure, system failure, security failure, unauthorized access, theft, or any problem, technological or otherwise, that might prevent such Party from accessing or utilizing the Services.

29.Anti-Money Laundering.

29.1.Issuer acknowledges that Custodian is subject to United States federal Law, including the Customer Identification Program (“CIP”) requirements under the USA PATRIOT Act and its implementing regulations, pursuant to which Custodian must obtain, verify and record information that allows Custodian to identify Issuer and Custodian’s account holders. Accordingly, prior to opening the Accounts, Custodian will ask Issuer and the relevant security holders to provide certain information, including, but not limited to, name, physical address, tax identification number and other information that will help Custodian to identify and verify their identity, such as organizational documents, certificates of good standing, licenses to do business or other pertinent identifying information. Issuer agrees that Custodian cannot open the Accounts unless and until Custodian verifies Issuer’s and Custodian’s account holders’ identity in accordance with Custodian’s CIP requirements.

29.2.The Parties agree to comply with all applicable anti-money laundering Law and government guidance, including the reporting, recordkeeping and compliance requirements of the Bank Secrecy Act, as amended by the International Money Laundering Abatement and Financial Anti-Terrorism Act of 2002, Title III of the USA PATRIOT Act, its implementing regulations, and related SEC, state regulatory organizations and FINRA rules. Each Party shall comply with all other anti-money laundering Law outside of the U.S. applicable to such Party or such Party’s activities under this Agreement.

30.Privacy.

30.1.Each Party agrees any non-public personal information (as defined in Regulation S-P of the SEC) disclosed to it in connection with this Agreement is being disclosed for the specific purpose of permitting such Party to perform such Party’s obligations and the services set forth in this Agreement. Each Party agrees that, with respect to such information, it will comply with Regulation S-P of the SEC, the Gramm-Leach-Bliley Act (15 U.S.C § 6081 et seq.) and all other applicable U.S. privacy Law and it will not disclose any non-public personal information received in connection with this Agreement to any other party (except to Issuer), except to the extent required to carry out this Agreement or as otherwise permitted or required by Law. Each Party shall comply with all other privacy Law outside of the U.S. applicable to such Party or such Party’s activities under this Agreement.

30.2.In relation to each Party’s performance of this Agreement, each Party shall, as applicable to such Party: (a) comply with all applicable requirements of Data Privacy Law (as defined below), when collecting, using, retaining or disclosing personal information; (b) limit personal information collection, use, retention and disclosure to activities reasonably necessary and proportionate to the performance of this Agreement or other compatible operational purpose; (c) only collect, use, retain or disclose personal information collected in connection with this Agreement; (d) not collect, use, retain, disclose, sell or otherwise make personal information available for such Party’s own commercial purposes or in a way that does not comply with Data Privacy Law; (e) promptly comply with another Party’s request or instruction requiring such Party to provide, amend, transfer or delete the personal information, or to stop, mitigate, or remedy any unauthorized processing; (f) reasonably cooperate and assist another Party in meeting any compliance obligations and responding to related inquiries, including responding to verifiable consumer requests, taking into account the nature of such Party’s processing and the information available to such Party; and (g) notify each other Party immediately if it receives any complaint, notice or communication that directly or indirectly relates to any Party’s compliance in connection with this Agreement. For purposes of this Agreement, “Data Privacy Law” means applicable local, state, national and international laws, rules, regulations and orders of any governmental, judicial, regulatory or enforcement authority or self-regulatory organization regarding consumer data privacy rights.

31.Citations. Any reference to Law are current citations. Any changes in the citations (whether or not there are any changes in the text of such Law) shall be automatically incorporated into this Agreement.

32.Audio Taping of Telephone Conversations. Issuer understands and agrees that in order to verify transactions and other information related to this Agreement, Custodian may tape-record telephone conversations with its employees, agents and representatives. Issuer also understands that such recordings may take place without an audible electronic “beep”, tone or vocal announcement to indicate that the line may be recorded. Issuer will be solely responsible for notifying, and obtaining the consent of, all present and future employees, agents and representatives that such conversations may be recorded. Issuer consents to the admission of such recordings as evidence in any adjudication of any dispute or Action arising under this Agreement.

33.Gender; Number. Words used herein, regardless of the number and gender specifically used, shall be deemed and construed to include any other number, singular or plural, and any other gender, masculine, feminine or neuter, as the context indicates is appropriate.

[Signatures appear on following page(s).]

THIS AGREEMENT CONTAINS A PRE-DISPUTE ARBITRATION CLAUSE IN SECTION 20. BY SIGNING THIS AGREEMENT, ISSUER ACKNOWLEDGES THAT THIS AGREEMENT CONTAINS A PRE-DISPUTE ARBITRATION CLAUSE AND THAT ISSUER HAS RECEIVED, READ AND UNDERSTOOD THE TERMS THEREOF.

In witness whereof, the Parties have duly executed this Agreement effective as of the Effective Date.

Effective Date: 01/02/2024

Master LLC:Custodian:

Entity Name: RSE Collection, LLC  North Capital Private Securities Corporation

Jurisdiction: Delaware Jurisdiction: Delaware

By: /s/ Max Niederste-Ostholt By:  /s/ James P. Dowd

     (Signature)       (Signature)

Name: Max Niederste-Ostholt Name: James P. Dowd

Title: CFO Title: President and Chief Executive Officer

Date: 01/02/2024 Date: 12/14/2023

Email: max@rallyrd.com Email: jdowd@northcapital.com

With a copy to: With a copy to: custody-ops@northcapital.com

Address: 446 Broadway, 2nd Floor Address: 623 E. Fort Union Boulevard, Suite 101

 New York, New York 10013   Midvale, Utah 84047

Payment information for fees and expenses:

Credit Card

Name on Card:

Credit Card Number:

Expiration Date (MM/YY):

Billing Address:

ACH Draw

Bank Name:

Account Holder Name:

Routing Number:

Account Number:

Account Type (Checking/Savings):

Billing Contact Person

Name:

Email:

Telephone Number:

Exhibit A – Description of Offering and Securities

Securities offered and sold under a single SEC-qualified offering circular as amended from time to time pursuant to Tier 2 of Regulation A+ or a private placement memorandum pursuant to Rules 506(b) and 506(c) of Regulation D. Master LLC to create additional Series for each new asset or set of assets for which it intends an offering of Securities through its affiliate’s platform at www.rallyrd.com.

Offering and Securities:
Total Offering Amount:	As set forth in the SEC-qualified offering circular (Regulation A+) or private placement memorandum (Rules 506(b) and 506(c), Regulation D), as applicable, as amended from time to time.
Type/Class/Series of Securities:	Membership interests in a specific series of Master LLC.
Total Number of Securities:	As set forth in the SEC-qualified offering circular (Regulation A+) or private placement memorandum (Rules 506(b) and 506(c), Regulation D), as applicable, as amended from time to time.
Price per Security:	As set forth in the SEC-qualified offering circular (Regulation A+) or private placement memorandum (Rules 506(b) and 506(c), Regulation D), as applicable, as amended from time to time.
Offering Exemption:
☒	The offering by Issuer of the Securities directly to the public in an offering exempt from registration under Regulation A+.
☒	The offering by Issuer of the Securities in an offering exempt from registration under Rule 506(b) of Regulation D.
☒	The offering by Issuer of the Securities in an offering exempt from registration under Rule 506(c) of Regulation D.
☐	The offering by Issuer of the Securities to potential investors who are not U.S. persons in compliance with Regulation S.
☐	The offering by Issuer of the Securities directly to the public in an offering exempt from registration under Regulation Crowdfunding.

Exhibit B – Custody Services and Issuer Deliverables

Custody Services

Pursuant to its obligations, Custodian shall (“Services”):

•Custodian to serve as the custodian of the Securities and cash as and when delivered to Custodian to be held beneficially on behalf of Investors.

•Establishment of Accounts for Investors in Securities as set forth in Section 2.

•Parallel maintenance with Issuer of information as to amounts owed and paid with respect to the Securities to Investors in the Accounts; provided that Issuer shall notify Custodian immediately if its record of the amount owed or paid with respect to the Securities to Investors or the position held on its books and records is different from that reported by Custodian.

•Subject to Custodian’s applicable terms of use and security review, Custodian may make available to Issuer Custodian’s affiliate’s application programming interface (API) to enable selected functions on the website or other user interface provided by Issuer.

•Maintenance of books and records identifying each Investor, each Investor’s address and telephone number, the amount of shares or notional amount of the Securities as reported by Issuer to Custodian to be in the omnibus record position in Issuer’s books.

•Coordinate with Issuer and its agents to reconcile with Issuer or such transfer agent’s records Investor holdings in the Securities from time to time (at the omnibus level and at the individual beneficial holder level).

•Coordinate with Issuer and its agents in connection with resale transactions between Investors; provided that it is Issuer’s obligation to ensure compliance with any transfer restrictions that may apply to the Securities.

•Process communications between Issuer and Investors regarding the offering of Securities, transaction confirmations and other corporate actions.

•Production and distribution of annual Investor tax documents (e.g., Form 1099s) as required by Law to be produced and distributed by a custodian.

Issuer Deliverables

Notwithstanding the Services as provided under this Agreement, Issuer is solely responsible for maintaining records of Securities, which, if permitted by Law, may be done by evidencing the number of units of the Securities held by Custodian as nominee custodian for Investors, and for maintaining accurate and complete records of the aggregate total units of Securities sold, transferred and redeemed through Custodian. Pursuant to its obligations, Issuer shall (collectively, “Issuer Deliverables”):

•based upon the books and records provided by Custodian or an affiliate of Custodian from time to time, maintain an accurate and complete record on its official books and records of the number of units (which may be in aggregate if permitted by Law) of Securities and, if permitted by Law, as held by Custodian as nominee custodian for Investors noting that such units are held by “North Capital Private Securities Corporation, as custodian for the exclusive benefit of Investors” in an amount equal to the number of units of Securities held by Investors;

•provide to Custodian a statement and attestation, on a monthly basis and in the form of the Officer’s Certificate attached to this Agreement as Exhibit C or in such other form as Custodian may reasonably require (e.g., through a designated website or email to Custodian’s operations department), indicating the number of units of the Securities recorded in Issuer’s records as being held by “North Capital Private Securities Corporation, as custodian for the exclusive benefit of Investors” and as being held by Custodian itself for its own benefit, if any, as of the last day of each month;

•upon Custodian’s reasonable determination that there is risk of material misinformation with regard to Issuer’s books and records, provide Custodian with the option and opportunity to audit, or have a third party audit on Custodian’s behalf, Issuer’s books and records to confirm any information maintained by Issuer or its agents under this Agreement and authorize Custodian to contact Issuer’s auditors and request that they provide confirmation of such information, all at Issuer’s sole expense;

•provide Custodian, on a monthly basis, assurance in such form as Custodian may reasonably require (e.g., through a designated website or email to Custodian’s operations department), that the Securities identified in Issuer’s books and records as held by “North Capital Private Securities Corporation, as custodian for the exclusive benefit of Investors” are not subject to any right, charge, security interest, lien, or claim of any kind in favor of Issuer or any person claiming through Issuer and that all such Securities issued and outstanding for the prior month have been validly authorized, duly and validly issued, fully paid and are non-assessable and free of restrictions on transfer other than restrictions on transfer that have been provided to Custodian by Issuer;

•provide Custodian, pursuant to such methods as Custodian may reasonably require (e.g., through a designated website or email to Custodian’s operations department), and at such times as Custodian may reasonably require, information indicating the per unit value of the Securities, which shall constitute an instruction to Custodian to communicate to Investors that unit value as the then current value of the Securities and to update Investor account values accordingly. Such unit value shall be provided as of the end of each calendar year if the Securities are held in individual retirement arrangement (IRA) or related accounts, per United States of America Internal Revenue Service (IRS) requirements. Such unit value will be in compliance with all Law, including, but not limited to, FINRA Rule 2310 and 2340 relating to direct participation programs (DPP) and unlisted real estate investment trusts (REIT);

•provide Custodian, pursuant to such methods as Custodian may reasonably require, with the details of, and all monies associated with any dividend, interest, principal or other payment due to Investors and a detailed record of the recipients and amounts to be credited thereto and any tax reporting codes in a manner required by Custodian from time to time in order for Custodian to credit Investors with such payments on a timely basis and to produce relevant tax documentation therefrom (it is agreed that Issuer shall produce or cause to be produced by third parties on behalf of Issuer, at Issuer’s expense, any Schedule K-1’s or similar documents for delivery by Custodian to Investors); and

•provide to Custodian, in such form and at such time as Custodian may reasonably request, a copy of any documentation, memoranda, agreements or other documents or information that Custodian believes is necessary for it to satisfy any filing, reporting or other applicable legal or regulatory requirements it may have relating to the custody of the Securities or performance of the Services.

Each such submission of Issuer Deliverables to Custodian shall be deemed to be a confirmation of Issuer’s representations, warranties and covenants, including, without limitation, those in the Officer’s Certificate, on which NCPS has the right to rely.

Exhibit C – Form of Officer’s Certificate

OFFICER’S CERTIFICATE

(Investor Ledger)

Reference is made to that certain Custody Agreement for Uncertificated Securities, dated as of _____________, 20___ (the “Custody Agreement”), by and between (i) the issuer as set forth below, a series limited liability company (“Master LLC”), and each individual series registered under Master LLC as set forth on the signature page to the Custody Agreement or as may be joined to thereto from time to time by joinder agreement (each, a “Series”, and collectively with Master LLC, “Issuer”) and (ii) North Capital Private Securities Corporation (“Custodian”). Capitalized terms used in this Officer’s Certificate and not otherwise defined shall have the meaning as set forth in the Custody Agreement.

The undersigned certifies to Custodian that the undersigned is the duly elected officer of Issuer as set forth below and the Authorized Person, and as such he is authorized to execute and deliver this Officer’s Certificate in the name and on behalf of Issuer in support of Section 1.2 of the Custody Agreement. As of the date hereof, the undersigned certifies to Custodian, as follows:

1.Schedule 1, attached hereto, is a true, correct and complete copy of the Investor Ledger, as defined in Section 1.2 of the Custody Agreement. Issuer is in compliance with all terms and conditions of Issuer’s agreement with its transfer agent.

2.The Securities are recorded on the books and records of the Issuer in the name of Custodian for the benefit of certain account holders as indicated in the Investor Ledger. There are no investment retirement accounts or other qualified accounts on the Investor Ledger.

3.The Securities are and shall remain uncertificated in book-entry form. The Securities are not subject to, and shall remain free of, any right, charge, security, lien or claim of any kind in favor of Issuer or any person claiming through Issuer. The Securities are exempt from registration or are not otherwise be required to be registered. There is no matter of Issuer, operational or otherwise, that would endanger the interest of security holders in the Securities.

4.Issuer shall provide Custodian with at least five business days’ prior written notice of any proposed change in the designation of its transfer agent for the Securities or a proposed change in the Investor Ledger. Upon any change in the Investor Ledger and at any time upon NCPS’s request, Issuer shall promptly provide NCPS with an Officer’s Certificate; provided that, in lieu of the delivery of a replacement Officer’s Certificate, Issuer may deliver files corresponding to the Investor Ledger in such form and method as agreed to by the parties; however, notwithstanding, each such submission of such information in the Investor Ledger by Issuer to Custodian via such form and method shall be deemed to be a submission of a replacement Officer’s Certificate and confirmation of Sections 1-3 and Section 5 herein on which NCPS has the right to rely.

5.The undersigned’s other representations, warranties and covenants set forth in the Custody Agreement are true, correct and complete in all respects.

This Officer’s Certificate is being delivered to Custodian, with the understanding that it will be attached to the Custody Agreement and relied upon by Custodian until such time as the undersigned submits a subsequent Officer’s Certificate acknowledged by Custodian.

IN WITNESS WHEREOF, the undersigned has executed this Officer’s Certificate as a duly authorized officer and on behalf of the undersigned as of the date set forth below.

ISSUER:

Master LLC Name:

By:

Name:

Title:

Date:

*Notwithstanding any other provision in this Agreement, in lieu of Issuer completing and submitting this certificate to Custodian, Issuer may deliver files corresponding to the Investor Ledger in such form and method as agreed to by the Parties as contemplated by Section 1.3 and/or Exhibit B (Issuer Deliverables) of this Agreement; however, each such submission of such information to Custodian via such form and method shall be deemed to be a submission of a replacement Officer’s Certificate and confirmation of the certifications therein on which NCPS has the right to rely.

Custody Agreement (Uncertificated Securities) (v.2023.11)

Schedule 1

Investor Ledger

Custody Agreement (Uncertificated Securities) (v.2023.11)

Exhibit D – Transfer Agent No Lien Letter

[TRANSFER AGENT LETTERHEAD]

_____________, 20___

North Capital Private Securities Corporation

Attention: Custody Operations

623 E Fort Union Boulevard, Suite 101

Midvale, Utah 84047

RE: Transfer Agent No Lien Letter to Custodian of Securities

Reference is made to that certain Custody Agreement for Uncertificated Securities, dated as of _____________, 20___ (the “Custody Agreement”), by and between (i) North Capital Private Securities Corporation (“Custodian”) and (ii) _______________________, a series limited liability company (“Master LLC”), and each individual series registered under Master LLC as set forth on the signature page to the Custody Agreement or as may be joined thereto from time to time by joinder agreement (each, a “Series”, and collectively with Master LLC, “Issuer”).

By this letter, _______________________ (Name of Transfer Agent) (“Transfer Agent”) represents, warrants and covenants to Custodian: (i) Transfer Agent is the transfer agent for the securities issued from time to time to investors by Master LLC and its Series (“Securities”); (ii) the Securities are and will remain uncertificated in book-entry form by Transfer Agent; (iii) Transfer Agent will record and at all times maintain the title to the Securities in the name of Custodian for the benefit of certain account holders using the following form: “North Capital Private Securities Corporation, as custodian for the exclusive benefit of Investors”, or as otherwise agreed by Custodian in writing; and (iv) the Securities are not subject to, and shall remain free of, any right, charge, security, lien or claim of any kind in favor of Transfer Agent or any person claiming through Transfer Agent.

Sincerely,

Transfer Agent:

By:

Name:

Title:

Date:

Custody Agreement (Uncertificated Securities) (v.2023.11)

Exhibit E – Certificate of Authorized Persons*

The undersigned (“Officer”) hereby certifies that s/he is the duly elected and acting officer of the issuer set forth below (“Issuer”) and further certifies that, as of the effective date set forth below, each of the following officers, employees, agents or representatives of Issuer have been duly authorized in conformity with Issuer’s governing documents, its stakeholder agreements and all law to severally deliver written and oral instructions to North Capital Private Securities Corporation (“Custodian”) pursuant to that certain Custody Agreement, by and between Issuer and Custodian, and that the signatures appearing opposite their names are true and correct:

NameTitleSignature

NameTitleSignature

NameTitleSignature

NameTitleSignature

NameTitleSignature

NameTitleSignature

NameTitleSignature

NameTitleSignature

NameTitleSignature

This Certificate of Authorized Persons supersedes any such certificate Custodian may currently have on file.

Effective Date:

Issuer Name:

By:

   (Signature)

Officer Name:

Officer Title:

Date:

Officer Email:

Officer Telephone Number:

*Notwithstanding any other provision in this Agreement, in lieu of Issuer completing and submitting this certificate to Custodian, Custodian may maintain a web-based spreadsheet or similar mechanism with the information above and corresponding to this Exhibit E; provided that in the event of a conflict Custodian’s records of Authorized Persons shall prevail.

Custody Agreement (Uncertificated Securities) (v.2023.11)

Exhibit F – Compensation and Expenses

In the event RSE Markets, Inc. (d/b/a Rally Rd) (“Rally”) fails to pay amounts due and payable to Custodian as set forth in that certain Binding Memorandum of Understanding, by and between Rally and Custodian, Issuer shall pay or reimburse, or cause to be paid or reimbursed, as applicable, to Custodian all such amounts immediately upon Custodian’s request (which may be deducted from Issuer’s Account, and if assets are therein insufficient, shall be paid by or on behalf of Issuer via the credit card or other payment method indicated on the signature page to this Agreement, as provided in Section 7 or as otherwise agreed by the Parties).

Custody Agreement (Uncertificated Securities) (v.2023.11)

Exhibit G – Specific Due Diligence Items

Issuer shall fully cooperate and deliver to Custodian information, due diligence and compliance items as reasonably requested by Custodian, including, without limitation, providing Custodian with the following:

1.information concerning Issuer’s and its affiliates’ business, operations, finances and capitalization;

2.Issuer’s governing documents;

3.offering materials, subscription documents and Issuer filings with the SEC (if any) in connection with Issuer’s issuances of the Securities;

4.agreements, plans, bylaws, and other documents affecting the Securities; and

5.information concerning security holder named on the Investor Ledger for the Securities and such security holder’s investment in the Securities.

Notwithstanding the Services, Company shall be responsible and liable for the accuracy and completeness of all such information, compliance with Law and determining whether investor participation in an offering of Securities is suitable. Custodian is not preparing, endorsing, adopting, reviewing (other than in connection with Section 29) or approving in any way the Securities or the offering thereof or Issuer’s websites, content or offering materials.

Custody Agreement (Uncertificated Securities) (v.2023.11)

JOINDER AGREEMENT

Reference is made to that certain Custody Agreement, dated as of _____________, 20___ (the “Agreement”), by and between , a   limited liability company (“Master LLC”), and North Capital Private Securities Corporation, a Delaware corporation (“NCPS”). Capitalized terms used but not defined herein shall have the respective meanings ascribed to them in the Agreement.

By executing and delivering this Joinder Agreement to NCPS, Master LLC and the undersigned (“Series”) hereby agree, as follows:

1.Master LLC is a series limited liability company and Series is an individual series registered under Master LLC;

2.Series shall be a party to, will be bound by and shall comply with the provisions of the Agreement, and the Series securities (“Series Securities”) will be subject to, and Series recognizes that Series will receive the benefits of, the Agreement from and after the date of this Joinder Agreement, in the same manner as if the Series were an original signatory to such Agreement;

3.Series and Master LLC shall collectively be “Issuer” and a “Party” (along with any other series of Master LLC joined to the agreement), and the Series Securities shall be “Securities”, as such terms are defined in the Agreement, for all purposes of the Agreement;

4.All Company filings required under Law have been timely filed and are accurate, current and complete;

5.Any notice required or permitted by the Agreement shall be given to Series at the address or email on file for Master LLC;

6.The governing law and dispute resolution provisions of the Agreement are incorporated herein by reference and made applicable hereto; and

7.This Joinder Agreement may be signed in one or more counterparts (which may be delivered in original form or via facsimile or electronic signature), each of which shall constitute an original when so executed and all of which together shall constitute one and the same Agreement.

ISSUER:

Series:Master LLC:

Series Name:

By: Its ManagerBy Its:

By: By:

     (Signature)   (Signature)

Name:  Name:

Title: Title:

Date: Date:

OR

Series:

By signing below, the undersigned is a duly authorized signatory of, and is duly executing, this Joinder Agreement on behalf of each Series listed on Schedule 1 attached hereto.

Series Name: Each Series Listed on Schedule 1

By: Its Manager

By:

     (Signature)

Name:

Title:

Date:

Custody Agreement (Uncertificated Securities) (v.2023.11)

SCHEDULE 1

LIST OF SERIES